Exhibit 99.1
NEWS RELEASE
Sylvamo Delivers Strong Results, Fortifies Financial Position and Increases Quarterly Dividend

MEMPHIS, Tenn. – Nov. 10, 2022 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing third quarter 2022 earnings.

Message from the Chairman and Chief Executive Officer

•"We generated strong earnings and free cash flow in the third quarter. In October, we also achieved several milestones, including selling our Russian operations, reaching our gross debt target ahead of schedule and exiting our transition services agreement. I'm also pleased our board of directors approved increasing our quarterly dividend to 25 cents per share," said Jean-Michel Ribiéras. "We continue to implement our three-pronged strategy of commercial excellence, operational excellence and financial discipline, which enabled us to remain the supplier of choice and strengthen our balance sheet."

Third Quarter Highlights
•Net income from continuing operations of $109 million ($2.44 per diluted share) compared with $84 million ($1.89 per diluted share) in the second quarter of 2022
•Adjusted operating earnings1 (non-GAAP) of $112 million ($2.51 per diluted share) compared with $90 million ($2.02 per diluted share) in the second quarter of 2022
•Adjusted EBITDA2 (non-GAAP) of $216 million (22.3% margin) compared with $189 million (20.7% margin) in the second quarter of 2022
•Free cash flow3 (non-GAAP) of $114 million compared with $39 million in the second quarter of 2022
•Announced an agreement to acquire an uncoated freesheet mill in Nymolla, Sweden, for an attractive price of €150 million (approximately $150 million)

Third Quarter Commercial and Operational Highlights
•Price and mix improved by $60 million versus the prior quarter, outpacing energy and input cost inflation
•Operations and costs increased $3 million this quarter, while total planned maintenance outage expenses improved by $14 million
•Input costs grew by $46 million versus the prior quarter, reflecting energy and input cost inflation

•Adjusted EBITDA margins for Europe, Latin America and North America were 18%, 27% and 20%, respectively
Milestones Subsequent to the Third Quarter
•Completed the sale of our Russian operations for $420 million, receiving approximately $390 million in cash proceeds after foreign currency exchange rates and transaction fees
•Strengthened our financial position by reducing gross debt to less than $1 billion, equal to a gross debt-to-adjusted EBITDA ratio of less than 1.5x for the last 12 months ending Sept. 30, 2022
•Sylvamo's board of directors declared a quarterly dividend of $0.25 per share for the period of Jan. 1, 2023, to March 31, 2023. The dividend is payable Jan. 25, 2023, to holders of record at the close of business Jan. 4, 2023.

Fourth Quarter Outlook
•Adjusted EBITDA is expected to be $180 million to $190 million
•Compared to the third quarter of 2022:
◦Price and mix are expected to improve by $30 million to $35 million, reflecting continued realization of prior increases in all regions
◦Volume is expected to be flat to decreasing by up to $5 million, with seasonally weaker volume in Europe and North America
◦Operations and costs are expected to increase by $35 million to $40 million; seasonally higher in Europe and North America, plus foreign exchange impacts and other costs
◦Input and transportation costs are projected to be flat to increasing up to $5 million, primarily due to higher energy and input cost inflation
◦Total maintenance outage expenses are projected to increase by $21 million

Management Summary

Sylvamo celebrated its first year as an independent, publicly traded company Oct. 1. After a successful third quarter, the world's paper company achieved important milestones making it financially and strategically stronger than one year ago.

Milestones include repaying all of Term Loan B, achieving less than $1 billion in gross debt and exiting the spinoff transition services agreement. Our board of directors also declared a quarterly dividend of $0.1125 per share, which we paid in October.

We completed the sale of our Russian operations Oct. 6 for $420 million after reaching an agreement with Pulp Invest Limited Liability Company. After transaction and bank fees, as well as foreign currency impacts, we received approximately $390 million in cash proceeds.

The sale of our Russian operations allowed us to repay debt, avoid a $220 million boiler capital project at the Svetogorsk mill, reduce our exposure to the more cyclical market pulp segment by 30%, and reduce geopolitical risk and uncertainty.

On Sept. 15, we announced an agreement to acquire an uncoated freesheet mill in Nymolla, Sweden, for an attractive price of approximately $150 million. The strategic bolt-on acquisition has the capacity to produce approximately 500,000 short tons of uncoated freesheet, generates 85% of its energy needs from carbon-neutral, renewable biomass residuals and includes iconic brands like Multicopy. The transaction is expected to be immediately accretive to our earnings per share and free cash flow while offering the potential to generate more than $20 million in synergies.

The Nymolla mill will strengthen Sylvamo's uncoated freesheet product mix with cutsize, business forms, digital papers and offset, enabling us to serve European and global customers more effectively. We expect the transaction to close in the first quarter of 2023, subject to customary closing conditions, including receiving the required regulatory approvals.

After achieving our debt target, we updated our investment thesis. Importantly, Sylvamo remains a cash flow story. We will leverage our strengths to drive high returns on invested capital and generate free cash flow. We will use that cash to increase shareowner value: maintain a strong financial position, return cash to shareowners and reinvest in our business.

These accomplishments reflect Sylvamo's strategy of commercial excellence, operational excellence and financial discipline. Our 6,000 team members contribute to this success by working safely, caring for one another and taking care of our customers. We are grateful for each colleague's contributions to help Sylvamo be the employer, supplier and investment of choice.

1 Adjusted Operating Earnings (non-GAAP) are net income (loss) (GAAP) excluding discontinued operations, net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of operations by quarter. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated and Combined Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (loss) (GAAP) excluding discontinued operations, net of tax plus the sum of income taxes, net interest (income) expense, depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of its operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated and Combined Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities from continuing operations. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners in the future. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Net Sales	$968	$912	$731
Net Income from Continuing Operations	109	84	59
Net Income (Loss)	57	(59)	92
Business Segment Operating Profit	175	142	95
Adjusted Operating Earnings	112	90	67
Adjusted EBITDA	216	189	131
Cash Provided By Operating Activities From Continuing Operations	146	76	137
Free Cash Flow	114	39	117

Segment Information
Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (e) under the "Sales and Earnings by Business Segment" table (page 10). Third quarter 2022 net sales by business segment and operating profit by business segment compared with the second quarter of 2022 and the third quarter of 2021 are as follows:

Business Segment Results

(In millions)	Third Quarter 2022	Second Quarter 2022	Third Quarter 2021
Net Sales by Business Segment
Europe	$130	$135	$85
Latin America	270	249	200
North America	589	549	447
Inter-segment Sales	(21)	(21)	(1)
Net Sales	$968	$912	$731
Operating Profit by Business Segment
Europe	$19	$17	$(1)
Latin America	58	59	44
North America	98	66	52
Business Segment Operating Profit	$175	$142	$95

Operating profits in the third quarter of 2022:
Europe - $19 million compared with $17 million in the second quarter of 2022. Earnings were higher as higher average sales prices more than offset lower volumes, higher operating costs and higher input costs.
Latin America - $58 million compared with $59 million in the second quarter of 2022. Earnings were slightly lower as higher average sales prices and higher volumes were offset by higher operating costs, higher maintenance outages and higher input costs.
North America - $98 million compared with $66 million in the second quarter of 2022. Earnings were higher as higher average sales prices, higher volumes, lower operating costs and lower maintenance outages more than offset higher input costs.

Earnings Webcast
The company will host an audio webcast at 11 a.m. EST / 10 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.

Parties who wish to participate should call +1-844-291-4185 (U.S.) or +1-409-207-6997 (international) and use access code 9303285. Participants should call in no later than 10:45 a.m. EST / 9:45 a.m. CST.

Replays are available at investors.sylvamo.com for one year and by phone for 90 days, beginning at approximately 1 p.m. CST the day of the call. To listen to the replay by phone, call +1-866-207-1041 (U.S.) or +1-402-970-0847 (international) and use access code 7919332.
Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com
About Sylvamo
Sylvamo Corporation (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,000 colleagues. Net sales for 2021 were $2.8 billion. For more information, please visit Sylvamo.com.
Effective Tax Rate
The reported effective tax rate for continuing operations for the third quarter of 2022 was 26%, compared to 28% for the second quarter of 2022. The lower rate for the third quarter was due the mix of earnings in our regions.
Excluding net special items, the operational effective tax rate for the third quarter of 2022 was 28%, compared with 28% for the second quarter of 2022.

Effects of Net Special Items
Net special items related to continuing operations in the third quarter of 2022 amount to a net after-tax charge of $3 million ($0.07 per diluted share) compared with a net after-tax charge of $6 million ($0.13 per diluted share) in the second quarter of 2022.

Net special items related to discontinued operations include net after-tax charges of $78 million and $156 million to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations during the third quarter and second quarter of 2022, respectively, and a net after-tax charge of $57 million related to the impairment of our Russian fixed assets during the first quarter of 2022. For more information see the information under the Condensed Consolidated and Combined Statement of Operations and related notes included later in this release.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the heading "Fourth Quarter Outlook" and the statements about our plans, expectations, and impact on us of the Nymolla mill acquisition under the heading "Management Summary." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Condensed Consolidated and Combined Statement of Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,				Three Months Ended June 30, 2022		Nine Months Ended September 30,
	2022		2021				2022		2021
Net Sales	$968		$731		$912		$2,701		$2,050
Costs and Expenses
Cost of products sold	687	(a)	556	(i)	659	(f)	1,965	(a)	1,540	(i)
Selling and administrative expenses	80	(b)	46		81	(g)	227	(b)	142
Depreciation, amortization and cost of timber harvested	30		33		32		94		95
Taxes other than payroll and income taxes	6		8		6		18		21
Interest (income) expense, net	18		10	(j)	17		52		(19)	(j)
Income From Continuing Operations Before Income Taxes	147		78		117		345		271
Income tax provision	38	(c)	19	(k)	33		97	(c)	73	(k)
Net Income From Continuing Operations	109		59		84		248		198
Discontinued operations, net of tax	(52)	(d)	33		(143)	(h)	(224)	(e)	71
Net Income (Loss)	$57		$92		$(59)		$24		$269
Basic Earnings Per Share
Income from continuing operations	$2.47		$1.34		$1.90		$5.62		$4.50
Discontinued operations, net of taxes	(1.18)		0.75		(3.24)		(5.08)		1.60
Net earnings (loss)	$1.29		$2.09		$(1.34)		$0.54		$6.10
Diluted Earnings Per Share
Income from continuing operations	$2.44		$1.34		$1.89		$5.58		$4.50
Discontinued operations, net of taxes	(1.16)		0.75		(3.22)		(5.04)		1.60
Net earnings (loss)	$1.28		$2.09		$(1.33)		$0.54		$6.10
Average Shares of Common Stock Outstanding - Diluted	45		44		44		44		44
The accompanying notes are an integral part of this condensed consolidated and combined statement of operations.
Three Months and Nine Months Ended September 30, 2022

(a) Includes pre-tax loss of $3 million ($2 million after taxes) for the three months ended September 30, 2022, and a pre-tax loss of $4 million ($3 million after taxes) for the nine months ended September 30, 2022, for one-time costs associated with the spin-off.

(b) Includes pre-tax loss of $7 million ($5 million after taxes) for the three months ended September 30, 2022, and a pre-tax loss of $19 million ($14 million after taxes) for the nine months ended September 30, 2022, for one-time costs associated with the spin-off.

(c)    Includes a $4 million tax benefit related to the reversal of a valuation allowance on France deferred tax assets.

(d) Includes a pre-tax charge of $78 million ($78 million after taxes) to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations.

(e)     Includes a pre-tax charge of $234 million ($234 million after taxes) to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations and a pre-tax charge of $68 million ($57 million after taxes) related to the impairment of our Russian fixed assets.

Three Months Ended June 30, 2022
(f)    Includes pre-tax gain of $1 million ($1 million after taxes) for one-time costs associated with the spin-off.

(g) Includes pre-tax loss of $9 million ($7 million after taxes) for one-time costs associated with the spin-off.

(h) Includes a pre-tax charge of $156 million ($156 million after taxes) to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations.

Three Months and Nine Months Ended September 30, 2021

(i) Includes pre-tax loss of $7 million ($5 million after taxes) for the three months ended September 30, 2021, and net pre-tax income of $35 million ($23 million after taxes) for the nine months ended September 30, 2021, for the accrual of a foreign value-added tax refund in Brazil.

(j) Includes pre-tax loss of $8 million ($5 million after taxes) for the three months ended September 30, 2021, and net pre-tax income of $20 million ($14 million after taxes) for the nine months ended September 30, 2021, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.

(k) Includes a net $2 million tax benefit for three months and nine months ended September 30, 2021 associated with a favorable Brazil court ruling that certain interest income is nontaxable.

At the date of distribution of Sylvamo common shares by International Paper to its shareholders on Oct. 1, 2021, Sylvamo had 43,949,277 total common shares outstanding. The calculation of earnings per share utilizes the number of shares of common stock outstanding at the date of distribution as the basis for the calculation of the weighted average number of shares of common stock outstanding for periods presented prior to the spinoff because, at that time, Sylvamo did not operate as a separate, stand-alone entity, and no shares or equity-based awards were outstanding prior to the date of distribution.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30, 2022	Nine Months Ended September 30,
	2022	2021		2022	2021
Net Income (Loss)	$57	$92	$(59)	$24	$269
Less: Discontinued operations, net of tax	(52)	33	(143)	(224)	71
Net income From Continuing Operations	109	59	84	248	198
Add back: Net special items expense (income)	3	8	6	13	(39)
Adjusted Operating Earnings	$112	$67	$90	$261	$159

	Three Months Ended September 30,		Three Months Ended June 30, 2022	Nine Months Ended September 30,
	2022	2021		2022	2021
Diluted Earnings (Loss) Per Common Share as Reported	$1.28	$2.09	$(1.33)	$0.54	$6.10
Less: Discontinued operations, net of tax	(1.16)	0.75	(3.22)	(5.04)	1.60
Continuing Operations	2.44	1.34	1.89	5.58	4.50
Add back: Net special items expense (income)	0.07	0.18	0.13	0.29	(0.88)
Adjusted Operating Earnings Per Share	$2.51	$1.52	$2.02	$5.87	$3.62

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Three Months Ended June 30, 2022	Nine Months Ended September 30,
	2022	2021		2022	2021
Net Income (Loss)	$57	$92	$(59)	$24	$269
Less: Discontinued operations, net of tax	(52)	33	(143)	(224)	71
Net Income From Continuing Operations	109	59	84	248	198
Adjustments:
Income tax provision	38	19	33	97	73
Interest (income) expense, net	18	10	17	52	(19)
Depreciation, amortization and cost of timber harvested	30	33	32	94	95
Stock-based compensation	5	3	7	16	10
Transition service agreement expense	6	—	8	21	—
Net special items expense (income)	10	7	8	23	(35)
Adjusted EBITDA	$216	$131	$189	$551	$322
Net Sales	$968	$731	$912	$2,701	$2,050
Adjusted EBITDA Margin	22.3%	17.9%	20.7%	20.4%	15.7%
-

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended September 30,		Three Months Ended June 30, 2022	Nine Months Ended September 30,
	2022	2021		2022	2021
Adjusted EBITDA
Europe	$24	$4	$22	$54	$9
Latin America	74	59	79	209	174
North America	118	68	88	288	139
Total Business Segment Adjusted EBITDA	$216	$131	$189	$551	$322
Net Sales (excluding discontinued operations and inter-segment sales eliminations)
Europe	$130	$85	$135	$382	$263
Latin America	270	200	249	734	557
North America	589	447	549	1,646	1,255
Total Business Segment Net Sales	$989	$732	$933	$2,762	$2,075
Adjusted EBITDA Margin
Europe	18%	5%	16%	14%	3%
Latin America	27%	30%	32%	28%	31%
North America	20%	15%	16%	17%	11%

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended September 30,		Three Months Ended June 30, 2022	Nine Months Ended September 30,
	2022	2021		2022	2021
Europe	$130	$85	$135	$382	$263
Latin America	270	200	249	734	557
North America	589	447	549	1,646	1,255
Inter-segment Sales	(21)	(1)	(21)	(61)	(25)
Net Sales	$968	$731	$912	$2,701	$2,050

Operating Profit by Business Segment

	Three Months Ended September 30,				Three Months Ended June 30, 2022		Nine Months Ended September 30,
	2022		2021				2022		2021
Europe	$19		$(1)		$17		$38		$(5)
Latin America	58		44		59		156		131
North America	98		52		66		226		91
Business Segment Operating Profit	$175		$95		$142		$420		$217

Income from Continuing Operations Before Income Taxes	$147		$78		$117		$345		$271
Interest (income) expense, net	18		10	(c)	17		52		(19)	(c)
Net special items expense (income)	10	(a)	7	(d)	8	(b)	23	(a)	(35)	(d)
Business Segment Operating Profit (e)	$175		$95		$142		$420		$217
Three Months and Nine Months Ended September 30, 2022

(a) Includes pre-tax loss of $10 million ($7 million after taxes) for the three months ended September 30, 2022, and a pre-tax loss of $23 million ($17 million after taxes) for the nine months ended September 30, 2022, for one-time costs associated with the spin-off.

Three Months Ended June 30, 2022
(b)    Includes pre-tax loss of $8 million ($6 million after taxes) for the three months ended June 30, 2022, for one-time costs associated with the spin-off.

Three Months and Nine Months Ended September 30, 2021

(c) Includes pre-tax loss of $8 million ($5 million after taxes) for the three months ended September 30, 2021, and net pre-tax income of $20 million ($14 million after taxes) for the nine months ended September 30, 2021, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.

(d) Includes pre-tax loss of $7 million ($5 million after taxes) for the three months ended September 30, 2021, and net pre-tax income of $35 million ($23 million after taxes) for the nine months ended September 30, 2021, for the accrual of a foreign value-added tax refund in Brazil.

(e) As set forth in the chart above, business segment operating profit is defined as income from continuing operations before income taxes, but excluding net interest (income) expense and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

SYLVAMO CORPORATION
Condensed Consolidated Balance Sheet
(In millions)

	September 30, 2022	December 31, 2021
	(Preliminary and Unaudited)
Assets
Current Assets
Cash and temporary investments	$163	$159
Accounts and notes receivable, net	482	402
Contract assets	28	26
Inventories	338	279
Assets held for sale	377	179
Other current assets	21	63
Total Current Assets	1,409	1,108
Plants, Properties and Equipment, Net	753	764
Forestlands	303	278
Goodwill	124	122
Right of Use Assets	39	40
Long-Term Assets Held for Sale	—	141
Deferred Charges and Other Assets	169	144
Total Assets	$2,797	$2,597
Liabilities and Equity
Current Liabilities
Accounts payable	$396	$387
Notes payable and current maturities of long-term debt	29	41
Accrued payroll and benefits	56	48
Liabilities held for sale	365	91
Other current liabilities	183	191
Total Current Liabilities	1,029	758
Long-Term Debt	1,200	1,357
Deferred Income Taxes	181	169
Long-Term Liabilities Held for Sale	—	13
Other Liabilities	129	118
Equity
Common stock, $1 par value, 200.0 shares authorized, 44.1 shares and 43.9 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	44	44
Paid-In Capital	20	4
Retained Earnings	1,949	1,935
Accumulated Other Comprehensive Loss	(1,753)	(1,801)
	260	182
Less: Common stock held in treasury, at cost, 0.1 shares and 0.0 shares at September 30, 2022 and December 31, 2021, respectively	(2)	—
Total Equity	258	182
Total Liabilities and Equity	$2,797	$2,597

SYLVAMO CORPORATION
Condensed Consolidated and Combined Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net income from continuing operations	$248	$198
Depreciation, amortization, and cost of timber harvested	94	95
Deferred income tax provision (benefit), net	4	(8)
Stock-based compensation	16	10
Changes in operating assets and liabilities and other
Accounts and notes receivable	(81)	(37)
Inventories	(76)	(9)
Accounts payable and accrued liabilities	18	97
Other	53	(54)
Cash Provided By Operating Activities from Continuing Operations	276	292
Cash Provided By Operating Activities from Discontinued Operations, net	20	87
Cash Provided By Operating Activities	296	379
Investment Activities
Invested in capital projects	(91)	(47)
Cash pool arrangements with Parent	—	181
Other	—	(8)
Cash Provided By (Used for) Investment Activities from Continuing Operations	(91)	126
Cash Provided By (Used for) Investment Activities from Discontinued Operations, net	(5)	14
Cash Provided By (Used for) Investment Activities	(96)	140
Financing Activities
Net transfers from Parent	—	(359)
Special payment to Parent	—	(1,520)
Dividends paid	(5)	—
Issuance of debt	—	1,499
Reduction of debt	(174)	(5)
Other	(2)	—
Cash Provided By (Used for) Financing Activities from Continuing Operations	(181)	(385)
Cash Provided By (Used for) Financing Activities from Discontinued Operations, net	(1)	(1)
Cash Provided By (Used for) Financing Activities	(182)	(386)
Effect of Exchange Rate Changes on Cash	27	(96)
Change in Cash Included in Assets Held for Sale	41	(17)
Change in Cash and Temporary Investments	4	54
Cash and Temporary Investments
Beginning of the period	159	70
End of the period	$163	$124

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Three Months Ended June 30, 2022	Nine Months Ended September 30,
	2022	2021		2022	2021
Cash Provided By Operating Activities From Continuing Operations	$146	$137	$76	$276	$292
Adjustments:
Cash invested in capital projects	(32)	(20)	(37)	(91)	(47)
Free Cash Flow	$114	$117	$39	$185	$245

Reconciliation of Net Income From Continuing Operations to Adjusted EBITDA - 2022 Outlook
Estimates
(In millions)

Three Months Ended December 31, 2022

Net Income From Continuing Operations	$87 - $94
Adjustments:
Income tax provision	36 - 39
Interest (income) expense, net	13
Depreciation, amortization and cost of timber harvested	32
Stock-based compensation	4
Transition service agreement expense	1
Net Special items expense (income)	7
Adjusted EBITDA	$180 - $190

This reconciliation excludes the outlook for our Russian operations which are included within Discontinued operations, net of tax.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.